  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 1998
                                                     REGISTRATION NO. 333-48309
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                               ----------------

                            AMENDMENT NO. 5 TO
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             EURONET SERVICES INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                              6099                     74-2806888
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification No.)

                               ----------------
                                HORVAT U. 14-24
                                 1027 BUDAPEST
                                    HUNGARY
                               011-361-224-1000
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                           NEW YORK, NEW YORK 10019
                                (212) 664-7666
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:

      ARNOLD R. WESTERMAN, ESQ.                   JAMES M. BARTOS, ESQ.
ARENT FOX KINTNER PLOTKIN & KAHN, PLLC             SHEARMAN & STERLING
    1050 CONNECTICUT AVENUE, N.W.                    199 BISHOPSGATE
       WASHINGTON, D.C. 20036                    LONDON EC2M 3TY ENGLAND

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED     PER UNIT      PRICE(1)       FEE
-------------------------------------------------------------------------------
Units (consisting of   %
 Senior Discount Notes
 Due 2006 and Warrants
 to Purchase Common
 Stock)                   $100,000,000     $1,000     $100,000,000   $29,500

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED JUNE 16, 1998

PROSPECTUS
                         DM 177,000,000 GROSS PROCEEDS

                                      LOGO
                             EURONET SERVICES INC.
 UNITS CONSISTING OF  % SENIOR DISCOUNT NOTES DUE 2006 AND WARRANTS TO PURCHASE
                              SHARES OF COMMON STOCK

                                  -----------

  Euronet Services Inc. (the "Issuer") is offering (the "Units Offering")
units (collectively, the "Units"), each consisting of DM1,000 principal amount
at maturity of   % Senior Discount Notes due 2006 (the "Notes") of the Issuer
and     warrants (each a "Warrant"), each Warrant initially entitling the
holder thereof to purchase     shares of common stock, par value $0.02 per
share (the "Common Stock"), of the Issuer, at an exercise price of $    per
share (representing a 10% premium over the closing price of the Common Stock as reported on the Nasdaq National Market on the date of this Prospectus (the "Exercise Price")). The Notes and the Warrants will be separately transferable immediately upon the closing of the Units Offering. The Notes will be issued to generate gross proceeds to the Issuer of approximately DM 177,000,000 and will
be issued at a price of DM    per DM1,000 principal amount at maturity,
representing a yield to maturity of   % (computed on a semiannual bond
equivalent basis) calculated from   , 1998. The Notes are being issued with
original issue discount. Germany may adopt the Euro. If Germany adopts the Euro, principal and interest on the Notes will be payable in Euros. (See "Risk Factors--Substitution of Currency.")

  The Notes will bear cash interest at a rate of    % per annum. CASH INTEREST
ON THE NOTES WILL NOT ACCRUE PRIOR TO    , 2002. Commencing    , 2002, cash
interest will be payable on the Notes semiannually on     and     of each year.
The Notes will mature on    , 2006.

  Application has been made to list the Units, the Notes and the Warrants on the Luxembourg Stock Exchange. The Issuer's Common Stock trades on the Nasdaq National Market under the symbol "EEFT", and as of June 8, 1998 the Issuer had an equity market capitalization of approximately $83 million.

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
UNITS.
                                                  (Cover continued on next page)

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS,  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            PRICE TO  UNDERWRITING  PROCEEDS TO
                                           PUBLIC (1) DISCOUNT (2) ISSUER (1)(3)
--------------------------------------------------------------------------------
Per Unit.................................       %           %             %
--------------------------------------------------------------------------------
Total....................................    DM          DM            DM

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued original issue discount, if any, on the Notes from June   ,
    1998.
(2) The Issuer has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities
    Act. See "Underwriting."
(3) Before deducting expenses payable by the Issuer estimated at approximately $640,000. The Underwriters have agreed to reimburse the Company for a portion of the expenses incurred in connection with the Offering. See "Underwriting."

                                  -----------

  The Units are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject offers in whole or in part. It is expected that delivery of the Units offered hereby will be made in New York on or about June
  , 1998.

                                  -----------
MERRILL LYNCH CAPITAL MARKETS BANK LIMITED                   MERRILL LYNCH & CO.

       FRANKFURT/MAIN BRANCH

                                  -----------

               The date of this Prospectus is June  , 1998.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  For information regarding the issuance by the Company of shares of its Common Stock during the three years ended on the date of this Registration Statement, see "Management--Certain Transactions" in the Prospectus. Except for the shares of Common Stock offered and sold by the Company in its March 1997 public offering, all of the shares of Common Sock were issued by the Company in reliance on the exemption from the registration requirements of
Section 5 of the Securities Act of 1933 provided by Section 4(2) of such Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following exhibits are filed as part of this Registration Statement:

    EXHIBIT
     NUMBER                              DESCRIPTION
    -------                              -----------
    1.1*****  Form of Underwriting Agreement.
    3.1*      Certificate of Incorporation.
    3.2(a)*   By-Laws of the Company.
    3.2(b)**  Amended By-Law provision.
    4.2       Form of Notes is attached as an exhibit to the form of Indenture
              (included as Exhibit 4.3)
    4.3****   Form of Indenture between the Company and State Street Bank and
              Trust Company, as Trustee
    4.4****   Form of Warrant Agreement with form of Warrant Attached.
    5.1*****  Form of opinion of Arent Fox Kintner Plotkin & Kahn, PLLC as to the legality of the Notes and Warrants.
   10.1*      Amended Agreement for Solution Delivery dated April 17, 1996 between Bank Access 24 Rt. and IBM World Trade Corporation.
   10.2*      Frame Contract dated February 20, 1996 between Bankomat 24 Sp. z
              o.o. and AT&T Global Information Solutions Polska, Sp. z o.o.
   10.3*      Exchange Agreement dated as of December 17, 1996 among the
              Company and stockholders and optionholders of Euronet Holding
              N.V.
   10.4*      The Euronet Long-Term Incentive Plan.
   10.5*      Employment Agreement of Mr. Brown.
   10.6*      Form of Employment Agreement for Executive Officers.
   10.7*****  Registration Rights Agreement dated as of March 13, 1996 between the Company and its principal stockholders.
   10.8*****  Master Lease Agreement dated as of September 29, 1997 and
              Operating Lease Agreement dated June 13, 1997, June 16, 1997,
              June 17, 1997, July 28, 1997 and September 17, 1997, between a subsidiary of the Company and ING Lease (Polska) Sp. z o.o.
   10.9*****  Master Rental Agreement dated as of March 10, 1995 between HFT
              Corporation and a subsidiary of the Company.
   10.10***** Leasing, Servicing, Processing, Software License and Software
              Service Contract for Automatic Teller Machines dated January 10,
              1997 between a subsidiary of the Company and Service Bank GmbH and Co. KG.
   10.11***** Milestone Stock Option Agreement dated October 14, 1996 between the Company and Dennis Depenbusch, and list of options granted to
              Messrs. Brown and Henry under agreements containing the same terms as the Depenbusch agreement.
   10.12***** Form of Automatic Teller Machine Site Agreement.
   10.13***** Lease dated February 21, 1997 between a subsidiary of the Company and Central Business Center Rt., as amended on May 13, 1997,
              November 7, 1997, and January 20, 1998.
   10.14***** Form of ATM Agreement between banks and the Company.
   12*****    Statement re: computation of ratios.
   21.1*****  List of Registrant's Subsidiaries (included in the financial statements filed as part of the Prospectus).
   23.1****   Consent of KPMG Polska Sp. z o.o.

   23.2***** Consent of Arent Fox Kintner Plotkin & Kahn, PLLC.
   24.1      Power of Attorney (included on signature page).
   25*****   Statement of Eligibility of Trustee.

--------
* Previously filed as an exhibit to the Registration Statement No. 333-18121 and incorporated by reference herein.
** Previously filed as an exhibit to the Form 10-Q for the quarter ended June 30, 1997 and incorporated by reference herein.
****  Filed herewith.

***** Filed on March 20, 1998, May 6, 1998, May 12, 1998, June 8, 1998 and
      June 11, 1998 as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BUDAPEST, HUNGARY ON THE 16TH DAY OF JUNE, 1998.

                                          Euronet Services Inc.

                                          By:         Daniel R. Henry
                                             -----------------------------------
                                                      DANIEL R. HENRY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          Michael J. Brown*            Chairman of the
-------------------------------------   Board of Directors,     June 16, 1998
          MICHAEL J. BROWN              Chief Executive
                                        Officer and
                                        President
                                        (principal
                                        executive officer)

           Daniel R. Henry             Director and Chief
-------------------------------------   Operating Officer       June 16, 1998
           DANIEL R. HENRY

         Steven J. Buckley*            Director
-------------------------------------                           June 16, 1998
          STEVEN J. BUCKLEY

       Eriberto R. Scocimara*          Director
-------------------------------------                           June 16, 1998
        ERIBERTO R. SCOCIMARA

        Andrezej Olechowski*           Director
-------------------------------------                           June 16, 1998
         ANDRZEJ OLECHOWSKI

        Thomas A. McDonnell*           Director
-------------------------------------                           June 16, 1998
         THOMAS A. MCDONNELL

        Nicholas B. Callinan*          Director
-------------------------------------                           June 16, 1998
        NICHOLAS B. CALLINAN

          Bruce S. Colwill*            Chief Financial
-------------------------------------   Officer and Chief       June 16, 1998
          BRUCE S. COLWILL              Accounting Officer
                                        (principal financial
                                        officer and principal
                                        accounting officer)

*Signed by Daniel R. Henry pursuant to a Power of Attorney previously filed

                                 EXHIBIT INDEX

    EXHIBIT
     NUMBER                              DESCRIPTION
    -------                              -----------
    1.1*****  Form of Underwriting Agreement.
    3.1*      Certificate of Incorporation.
    3.2(a)*   By-Laws of the Company.
    3.2(b)**  Amended By-Law provision.
    4.2       Form of Notes is attached as an exhibit to the form of Indenture
              (included as Exhibit 4.3)
    4.3****   Form of Indenture between the Company and State Street Bank and
              Trust Company, as Trustee
    4.4****   Form of Warrant Agreement with form of Warrant attached.
    5.1*****  Form of opinion of Arent Fox Kintner Plotkin & Kahn, PLLC as to the legality of the Notes and Warrants.
   10.1*      Amended Agreement for Solution Delivery dated April 17, 1996 between Bank Access 24 Rt. and IBM World Trade Corporation.
   10.2*      Frame Contract dated February 20, 1996 between Bankomat 24 Sp. z
              o.o. and AT&T Global Information Solutions Polska, Sp. z o.o.
   10.3*      Exchange Agreement dated as of December 17, 1996 among the
              Company and stockholders and optionholders of Euronet Holding
              N.V.
   10.4*      The Euronet Long-Term Incentive Plan.
   10.5*      Employment Agreement of Mr. Brown.
   10.6*      Form of Employment Agreement for Executive Officers.
   10.7*****  Registration Rights Agreement dated as of March 13, 1996 between the Company and its principal stockholders.
   10.8*****  Master Lease Agreement dated as of September 29, 1997 and
              Operating Lease Agreement dated June 13, 1997, June 16, 1997,
              June 17, 1997, July 28, 1997 and September 17, 1997, between a subsidiary of the Company and ING Lease (Polska) Sp. z o.o.
   10.9*****  Master Rental Agreement dated as of March 10, 1995 between HFT
              Corporation and a subsidiary of the Company.
   10.10***** Leasing, Servicing, Processing, Software License and Software
              Service Contract for Automatic Teller Machines dated January 10,
              1997 between a subsidiary of the Company and Service Bank GmbH and Co. KG.
   10.11***** Milestone Stock Option Agreement dated October 14, 1996 between the Company and Dennis Depenbusch, and list of options granted to
              Messrs. Brown and Henry under agreements containing the same terms as the Depenbusch agreement.
   10.12***** Form of Automatic Teller Machine Site Agreement.
   10.13***** Lease dated February 21, 1997 between a subsidiary of the Company and Central Business Center Rt., as amended on May 13, 1997,
              November 7, 1997, and January 20, 1998.
   10.14***** Form of ATM Agreement between banks and the Company.
   12*****    Statement re: computation of ratios.
   21.1*****  List of Registrant's Subsidiaries (included in the financial statements filed as part of the Prospectus).
   23.1****   Consent of KPMG Polska Sp. z o.o.
   23.2*****  Consent of Arent Fox Kintner Plotkin & Kahn, PLLC.
   24.1       Power of Attorney (included on signature page).
   25*****    Statement of Eligibility of Trustee.

--------
* Previously filed as an exhibit to the Registration Statement No. 333-18121 and incorporated by reference herein.
** Previously filed as an exhibit to the Form 10-Q for the quarter ended June 30, 1997 and incorporated by reference herein.
**** Filed herewith.

***** Filed on March 20, 1998, May 6, 1998, May 12, 1998, June 8, 1998 and June
      11, 1998 as part of this Registration Statement.